Exhibit 10.3

CREDIT AGREEMENT

dated as of

October 22, 2004

among

THE MOSAIC COMPANY

The Lenders Party Hereto

JPMORGAN CHASE BANK,

as Administrative Agent

J.P. MORGAN SECURITIES INC.

as Sole Bookrunner and Sole Lead Arranger

[CSM Ref. No. 6701-441]

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3

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EXHIBITS:

Exhibit A - Form of Assignment and Assumption

Exhibit B - Forms of Opinions of Counsel

Exhibit C - Form of Guarantee Agreement

Exhibit D - Form of Indemnity, Subrogation and Contribution Agreement

Exhibit E - Form of Perfection Certificate

Exhibit	F - Form of Pledge Agreement

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.03 — Government Approvals; No Conflicts

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Subsidiaries

Schedule 3.13 — Insurance

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Permitted Investments

Schedule 6.05 — Asset Swaps

Schedule 6.10 — Restrictive Agreements

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CREDIT AGREEMENT dated as of October 22, 2004

among THE MOSAIC COMPANY, the LENDERS party hereto,

and JPMORGAN CHASE BANK, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, unless the context otherwise requires, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means an acquisition by the Borrower or any of its Subsidiaries of a Person, a division, a facility or a line of business or of all or substantially all of the assets of any of the foregoing.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day (a) with respect to any ABR Loan, 0.25% per annum or (b) with respect to any Eurodollar Loan, 1.25% per annum.

“Argentina and India Subsidiaries” means Mosaic de Argentina SA and Mosaic India Private Limited.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States of America; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means The Mosaic Company, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) Swingline Loans.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Combination” means the consummation of the Merger, the Cargill Contribution and the other transactions contemplated by the Merger Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) when used in connection with Local Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the principal financial center of such Local Currency (as determined by the Administrative Agent) are authorized or required by law to remain closed.

“Calculation Date” means the last Business Day of each calendar month.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Cargill Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower and the Cargill Subsidiaries for such period prepared in accordance with GAAP (except for the exclusion of the IMC Subsidiaries) and (b) Capital Lease Obligations incurred by the Borrower and the Cargill Subsidiaries during such period. Notwithstanding the foregoing, the term “Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of sales proceeds, insurance proceeds and condemnation proceeds received by the Borrower or any Cargill Subsidiary in connection with the sale, transfer or other disposition of the Borrower’s or such Cargill Subsidiary’s business units, assets or properties.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cargill” means Cargill, Incorporated, a Delaware corporation.

“Cargill Contribution” means the contribution by Cargill and certain of its subsidiaries of the Cargill Fertilizer Businesses to the Borrower pursuant to the Merger Agreement.

“Cargill Fertilizer Businesses” means, collectively, the mining, processing, production, storage, transportation, distribution, marketing and sale of phosphate, phosphate-related products, nitrogen and nitrogen-related products, and the storage, transportation, distribution, marketing and sale of potash and potash-related products, anywhere in the world by Cargill, whether through its subsidiaries or through a Cargill Fertilizer Joint Venture on the date of the closings under the Merger Agreement, as further described in greater detail in the Merger Agreement, but excluding the Cargill Retail Fertilizer Businesses and all other business units not related to the fertilizer business owned and operated by Cargill or its subsidiaries.

“Cargill Fertilizer Joint Venture” means each enterprise jointly owned and operated by Cargill or its subsidiaries with one or more Third Parties (as defined in the Merger Agreement) that is part of the Cargill Fertilizer Businesses.

“Cargill Subsidiary” means any Subsidiary that is not an IMC Subsidiary.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Cargill or any subsidiary of Cargill, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group, other than Cargill or any subsidiary of Cargill.

“Change of Control Offer” means the offer required to be made by IMC Global pursuant to the terms of the High Yield IMC Senior Notes Indentures, as a result of the transactions contemplated by the Merger Agreement, to purchase debt securities outstanding thereunder.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chinese Foreign Subsidiaries” means Jiangsu Cargill Agricultural Means of Production Co. Ltd., Cargill Fertilizers (Yantai) Co. Ltd., Tianjin Cargill Fertilizers Co. Ltd., and Cargill Fertilizers (Quinhuangdao) Co. Ltd.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means JPMorgan Chase Bank, in its capacity as collateral agent under the Loan Documents.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Pledge Agreement, in each case duly executed and delivered on behalf of the applicable Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Pledge Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of each Cargill Subsidiary (other than an Excluded Cargill Subsidiary) owned directly by any Loan Party (or owned by a nominee on behalf of a Loan Party) shall have been pledged pursuant to the Pledge Agreement (except that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary or (ii) the Equity Interests of the Chinese Foreign Subsidiaries) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, provided, it is understood that the Equity Interests of Mosaic India Private Limited will not be transferred to the Borrower on the Effective Date and will remain owned by Cargill pending certain regulatory approvals (as described in footnote two in Schedule 6.01), and accordingly such Equity Interest shall not be pledged unless and until so transferred;

(c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall have been pledged pursuant to the Pledge Agreement (except that the Loan Parties shall not be required to pledge any Indebtedness representing loans or advances to IMC Global and its subsidiaries) and, to the extent any such Indebtedness shall be evidenced by a promissory note, the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Pledge Agreement, and perfect such Liens to the extent required by, and with the priority required by, the Pledge Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(e) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, a Lender that has defaulted on its obligation to make a Revolving Loan that such Lender is required to make hereunder and as to which the conditions to borrowing are satisfied, provided that such default is continuing at such time.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means any class or series of Equity Interests of any Person that by its terms or otherwise:

(a) is required to be redeemed or repurchased or is redeemable or subject to repurchase at the option of any holder or holders of such class or series of Equity Interests (whether pursuant to any sinking fund obligation, or upon the occurrence of specified events, or otherwise) at any time on or prior to August 1, 2012; or

(b) is convertible into or exchangeable at the option of the holder or holders thereof (whether upon the occurrence of specified events or otherwise) for Equity Interests referred to in clause (a) above or any Indebtedness; or

(c) entitles any holder or holders thereof to any other rights or remedies that could subject the Borrower or any Subsidiary to any mandatory payment obligation; provided that the foregoing shall not be construed to prohibit rights to receive dividends and distributions in preference to those paid on any other Equity Interests of the relevant issuer.

Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the issuer thereof to repurchase such Equity Interests upon the occurrence of a Change of Control will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to termination of the Revolving Commitments and payment of all Loans and other amounts accrued or owing under the Loan Documents.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Amount” means, with respect to any Local Letter of Credit or LC Disbursement in respect thereof, the amount determined pursuant to Section 2.04(k).

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Local Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 2.18(a) using the relevant Dollar Amount.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the use, management, release or threatened release of, or exposure to, any Hazardous Material or to occupational health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Cargill Subsidiary” means (a) Big Bend Transfer Co., LLC, but only so long as the Borrower’s percentage ownership interest therein does not exceed 70%, (b) South Ft. Meade Land Management Inc. and (c) any other Cargill Subsidiary that is a Domestic Subsidiary that exists as of the Effective Date and is identified as an Excluded Cargill Subsidiary on Schedule 3.12 but only so long as such Subsidiary has only nominal assets and no operations. No Subsidiary shall be an Excluded Cargill Subsidiary if it has any Subsidiary that is not, or holds any investment in any other Subsidiary that is not, an Excluded Cargill Subsidiary. Any Excluded Cargill Subsidiary that ceases to qualify as an Excluded Cargill Subsidiary may not thereafter become an Excluded Cargill Subsidiary.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax imposed by the United States of America that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Existing IMC Credit Agreement” means the Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003 (and as subsequently amended), among IMC Global, certain of its subsidiaries, the lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent.

“Extended Letter of Credit” has the meaning assigned to such term in Section 2.04(m).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” arrangement), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit C, among the Borrower, the Subsidiary Loan Parties and the Collateral Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“High Yield IMC Senior Notes Indentures” means the 2001 and 2003 IMC Indentures under which senior unsecured notes of IMC Global are issued and all other instruments, agreements and other documents evidencing or governing such notes or providing for any Guarantee or other right in respect thereof.

“IMC Debt Amendments” means those amendments of existing public debt securities of IMC Global and certain of its subsidiaries as described in the IMC Debt Consent Solicitation.

“IMC Debt Consent Solicitation” means the consent solicitation described in the draft Form S-4 of the Borrower and the Cargill Fertilizer, LLC filed with the Securities and Exchange Commission on September 24, 2004.

“IMC Global” means Mosaic Global Holdings Inc., a Delaware corporation (formerly IMC Global Inc.).

“IMC Subsidiaries” means IMC Global and its subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances made by customers of such Person in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued salaries, vacation and other employee benefits and current accounts payable, in each case incurred in the ordinary course of business),

(e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not be construed to include (i) deferred taxes, (ii) contingent obligations under customary indemnification provisions contained in contracts or agreements or (iii) obligations in respect of customary purchase price adjustment provisions contained in contracts or agreements relating to the purchase or sale of assets. The amount of any Indebtedness of a Person that constitutes Indebtedness of such Person solely by reason of clause(e) above and has not been assumed by such Person shall be deemed to be the lesser of (i) the fair market value of the property owned or acquired by such Person that is or may be the subject of a Lien securing such Indebtedness and (ii) the amount of Indebtedness that is or may be secured by such property. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit D, among the Loan Parties and the Collateral Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Revolving Borrowing of which such Loan is a part and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank and each other Lender that agrees in writing with the Borrower to issue Letters of Credit (provided that notice of such agreement is given to the Administrative Agent), in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. In the case of any Local Letters of Credit or any LC Disbursement in respect thereof, the LC Exposure attributable thereto shall be the Dollar Amount thereof. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Revolving Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Revolving Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any loan made by a Lender to a Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.08(e), the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Security Documents.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Local Currency” means any currency other than Dollars as to which a Spot Exchange Rate may be calculated.

“Local Currency Equivalent” means, on any date of determination with respect to any amount in Dollars in relation to any specified Local Currency, the amount of such specified Local Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate on such date.

“Local Letter of Credit” means any Letter of Credit which provides for the payment of drawings in a Local Currency.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Merger” means the merger pursuant to the Merger Agreement of IMC Global with and into a direct wholly-owned subsidiary of the Borrower with IMC Global being the surviving corporation and a direct wholly-owned subsidiary of the Borrower.

“Merger Agreement” means the Agreement and Plan of Merger and Contribution dated as of January 26, 2004, as amended by Amendment No. 1 thereto dated as of June 15, 2004 and Amendment No. 2 thereto dated as of October 18, 2004, among IMC Global, the Borrower, GNS Acquisition Corp., Cargill and Cargill Fertilizer, Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” has the meaning assigned to such term in the Pledge Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pending Consents” has the meaning set forth in Section 3.03.

“Perfection Certificate” means a certificate in the form of Exhibit E or any other form approved by the Collateral Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes or other governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, and landlord’s Liens imposed by contracts, in each case arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, covenants, conditions, restrictions and similar encumbrances (in each case, that are reflected in, or would be reflected in, title reports) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the continued use of the affected property in the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower and the Subsidiaries under Article IV of the Uniform Commercial Code;

(h) Liens arising from Permitted Investments under clause(d) of the definition of the term “Permitted Investments”; and

(i) other Liens securing monetary obligations in an aggregate amount not exceeding $25,000,000 at any time;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit F, among the Loan Parties and the Collateral Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and trustees of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any Subsidiary.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $160,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01 or Section 2.04 (with respect to an ABR Loan made to discharge and replace an LC Disbursement).

“Revolving Maturity Date” means the earlier of (a) January 20, 2005, or (b) the date that all loans outstanding under the Existing IMC Credit Agreement are fully repaid and all commitments thereunder are terminated. For purposes of any provision of this Agreement that requires a determination of the Revolving Maturity Date, the Revolving Maturity Date shall be deemed to be the date specified in clause (a) above unless and until clause (b) above becomes applicable.

“S&P” means Standard & Poor’s.

“Security Documents” means the Pledge Agreement, and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 or 5.11 to secure any of the Obligations.

“Spot Exchange Rate” means, on any day, with respect to any Local Currency in which a Local Letter of Credit (or LC Disbursement thereunder) is denominated, the spot rate at which Dollars are offered on such day by the applicable Issuing Bank (or the Administrative Agent, in the case of determinations made by it) in London for such Local Currency at approximately 11:00 a.m. (London time).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower. For purposes of the representations and warranties made herein and in the other Loan Documents as of the Effective Date and the conditions set forth in Article IV, the term “Subsidiary” includes each Person that becomes (or is required to become) a Subsidiary as a result of the Business Combination.

“Subsidiary Loan Party” means any Cargill Subsidiary that is a Domestic Subsidiary, other than an Excluded Cargill Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, employee benefit or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.19.

“Synthetic Purchase Agreement” means any agreement pursuant to which the Borrower or a Subsidiary is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than the Borrower or a Subsidiary of any Equity Interest in or Indebtedness of the Borrower or any Subsidiary or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest in or Indebtedness of the Borrower or any Subsidiary) the amount of which is determined by reference to the price or value at any time of any Equity Interest in or Indebtedness of the Borrower or any Subsidiary; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the Business Combination, and (c) the payment of fees and expenses in connection with the foregoing.

“Transition Services Agreement” has the meaning assigned to such term in Section 6.09.

“2001 IMC Indentures” means the Indentures dated as of May 17, 2001 between IMC Global, the guarantors named therein and The Bank of New York, as Trustee.

“2003 IMC Indenture” means the Indenture dated as of August 1, 2003 between IMC Global, the guarantors named therein and BNY Midwest Trust Company, as Trustee.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made in Dollars as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) or any amount required to be funded pursuant to Section 2.04(m)(ii). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Revolving Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Letters of Credit shall provide for drawings thereunder to be denominated in Dollars except as provided for Local Letters of Credit pursuant to Section 2.04(k).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000 and (ii) the sum of the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Except as provided in paragraph (m) of this Section in respect of Extended Letters of Credit, each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, the Issuing Bank in respect of such Letter of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (subject to Section 2.04(k), in the case of Local Letters of Credit). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that in the case of a LC Disbursement in respect of a Local Letter of Credit, the times of day referred to above in this clause (e) shall be deemed to be the local time at the place of payment; provided further that, if such LC Disbursement is denominated in Dollars and is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice (but subject to Section 2.04(k), in the case of Local Letters of Credit), each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s failure to pay under any Letter of Credit issued by it after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the relevant Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank (if any, it being understood that a successor Issuing Bank shall not be required if there is more than one Issuing Bank obligated to issue additional Letters of Credit at the time). The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) if there is a successor Issuing Bank, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposits of cash collateral shall be made in the respective amounts and currencies that correspond to the amounts and currencies of the LC Exposure in respect of each Letter of

Credit. Each such deposit pursuant to this paragraph or Section 2.09(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense (unless reasonably objected to by the Borrower in a timely manner), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.09(b) and no Default shall have occurred and be continuing.

(k) Local Letters of Credit. Subject to the terms and conditions set forth herein, the other conditions applicable to the issuance of Letters of Credit hereunder and the approval of the applicable Issuing Bank, the Borrower may request the issuance of Local Letters of Credit. Upon the issuance of any Local Letter of Credit, and so long as any Local Letter of Credit remains outstanding, the following provisions shall apply:

(i) For purposes of determining the total LC Exposure at any time and for purposes of calculating fees payable under Section 2.10(b), the amount of any Local Letter of Credit and of any LC Disbursements in respect thereof shall be deemed to be, as of any date of determination, the Dollar Amount thereof at such date. The initial Dollar Amount of any Local Letter of Credit shall be determined by the applicable Issuing Bank on the date of issuance thereof and adjusted from time to time thereafter, in each case, as provided below. The Dollar Amount of each Local Letter of Credit outstanding shall be adjusted by the applicable Issuing Bank on each Calculation Date as provided in Section 2.18(a). If an LC Disbursement is made by the Issuing Bank under any Local Letter of Credit, the Dollar Amount of such LC Disbursement shall be determined by such Issuing Bank on the date that such LC Disbursement is made. The applicable Issuing Bank shall make each such determination to be made by it by calculating the amount in Dollars that would be required in order for such Issuing Bank to purchase an amount of the applicable Local Currency equal to the amount of the relevant Local Letter of Credit or unpaid LC Disbursement, as the case may be, on the date of determination at the Spot Exchange Rate with respect to such Local Currency on such date of determination. Each applicable Issuing Bank shall notify the Administrative Agent and the Borrower promptly of each such Dollar Amount determined by it, on the date that such determination is required to be made.

(ii) Subject to paragraph (iv) below, the obligation of the Borrower to reimburse the applicable Issuing Bank for any LC Disbursement under any Local Letter of Credit, and to pay interest thereon, shall be payable only in the Local Currency in which such LC Disbursement is made, and shall not be discharged by paying an amount in Dollars or any other currency; provided that the applicable Issuing Bank may agree, in its sole discretion, to accept reimbursement in another currency, but any such agreement shall not affect the obligations of the Revolving Lenders or the Borrower under paragraphs (iii) and (iv) below if such reimbursement is not actually made to the applicable Issuing Bank when due.

(iii) The obligation of each Revolving Lender under paragraphs (d) and (e) of this Section to pay its Applicable Percentage of any unpaid LC Disbursement under any Local Letter of Credit shall be payable only in Dollars and shall be in an amount equal to such Applicable Percentage of Dollar Amount of such unpaid drawing determined as provided in paragraph (i) above. Under no circumstances shall the provisions hereof permitting the issuance of Letters of Credit in a Local Currency be construed, by implication or otherwise, as imposing any obligation upon any Revolving Lender to make any Loan or other payment under the Loan Documents, or to accept any payment from the Borrower in respect of any unreimbursed LC Disbursement, in any currency other than Dollars, it being understood that the parties intend all payments of Indebtedness created under the Loan Documents to be denominated and payable only in Dollars except as expressly provided in paragraph (ii) above.

(iv) If and to the extent that any Revolving Lender pays its Applicable Percentage of any unreimbursed LC Disbursement under any Local Letter of Credit, then, notwithstanding clause (ii) above, the obligation of the Borrower to reimburse the portion of such unreimbursed LC Disbursement funded by such Revolving Lender shall be converted to, and shall be payable only in, Dollars (in an amount equal to the Dollar amount funded by such Revolving Lender as provided above) and shall not be discharged by paying an amount in any other currency. Interest accrued on such unreimbursed LC Disbursement to and excluding the date of such payment by such Revolving Lender shall be for the account of the applicable Issuing Bank and be payable in the applicable Local Currency, but interest thereafter shall accrue on the Dollar amount owed to such Revolving Lender and shall be payable in Dollars.

(l) Certain Notices by Issuing Banks. Each Issuing Bank that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (i) the currency, amount (including the Dollar Amount thereof in the case of Local Letters of Credit) and expiration date of each Letter of Credit issued by such Issuing Bank at or prior to the time of issuance thereof, (ii) any amendment or modification to any such Letter of Credit at or prior to the time of such amendment or modification and (iii) any termination, surrender, cancelation or expiry of any such Letter of Credit at or prior to the time of such termination, surrender, cancelation or expiration.

(m) Extended Letters of Credit. The Borrower may request that an Issuing Bank allow one or more Letters of Credit issued by it to expire later than permitted by Section 2.04(c). An Issuing Bank may agree to issue such Letters of Credit, provided that no such Letter of Credit shall expire later than the date that is one year after the date of issuance. Any such Letter of Credit is referred to herein as an “Extended Letter of Credit”. The following provisions shall apply to any Extended Letter of Credit, notwithstanding any contrary provision set forth in this Agreement.

(i) The participations of each Lender in each Extended Letter of Credit shall terminate at the close of business on the date that is five Business Days prior to the Maturity Date, with the effect that the Lenders shall not have any obligations to acquire participations in any LC Disbursement made thereafter (other than in respect of demands for drawings submitted prior to such termination).

(ii) On or before the fifth Business Day before the Revolving Maturity Date, the Borrower shall deposit with each Issuing Bank that shall have issued any Extended Letter of Credit then outstanding an amount in cash equal to 105% of the LC Exposure as of such date attributable to the outstanding Extended Letters of Credit issued by such Issuing Bank. Such deposits of cash collateral shall be made in the respective amounts and currencies that correspond to the amounts and currencies of the LC Exposure in respect of each Extended Letter of Credit. Each such deposit shall be held by the applicable Issuing Bank as collateral for the obligations of the Borrower in respect of such Extended Letters of Credit. If an Issuing Bank notifies the Administrative Agent that the Borrower has failed to make such deposit of cash collateral with such Issuing Bank when due, the Administrative Agent shall notify each Lender of the amount equal to 105% of the LC Exposure attributable to such Issuing Bank’s Extended Letters of Credit, the deposit of cash collateral then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent an amount in Dollars equal to its Applicable Percentage of the deposit of cash collateral then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders, to be held as cash collateral as provided herein; provided that (A) no Lender shall be required to make any such payment to the extent that such payment would result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (B) a Lender shall be relieved of its participation in any Extended Letters of Credit to the extent of any payments made by it under this paragraph to fund deposits of cash collateral securing such Extended Letters of Credit and accordingly its LC Exposure shall be reduced to the extent of such payment and such reduction shall be taken into account in determining the limitation on a Lender’s obligation to fund as described in clause (A) of this proviso. Any amounts so received by an Issuing Bank in Dollars that secure any Local Letters of Credit may, in the discretion of such Issuing Bank, be converted by it to the Local Currency in which such Local Letter of Credit is denominated. Any payment made by a Lender pursuant to this paragraph to fund deposits of cash collateral shall constitute an ABR Loan for all purposes of this Agreement. The Borrower hereby consents to the foregoing and agrees that the amounts paid by a Lender pursuant to this paragraph to fund deposits of cash collateral shall constitute ABR Loans due on the Revolving Maturity Date.

(iii) The applicable Issuing Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over the collateral account in which it holds amounts deposited with it pursuant to sub-paragraph (ii) above. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the applicable Issuing Bank and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the applicable Issuing Bank to reimburse LC Disbursements in respect of such Extended Letters of Credit for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the obligations of the Borrower owed to such Issuing Bank hereunder. If any Extended Letter of Credit expires or is terminated, then within three Business Days thereafter the relevant Issuing Bank shall return to the Borrower cash collateral then held attributable to such Extended Letter of Credit (after deducting therefrom any amounts owed to such Issuing Bank by the Borrower that are then due).

(iv) After the close of business on the date that is five Business Days prior to the Maturity Date, the fees that would have accrued pursuant to clause (i) of Section 2.10(b) (if the participations of the Lenders in the Extended Letters of Credit had not terminated) shall continue to accrue on the LC Exposure in respect of each Extended Letter of Credit and shall be payable to the applicable Issuing Bank for its own account.

SECTION 2.05. Funding of Revolving Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.19. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the sum of the total Revolving Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the

Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan owed by the Borrower to such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.

(c) Prior to any optional prepayment of Borrowings hereunder, the relevant Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate of 0.375% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that a Defaulting Lender will not be entitled to receive such fee for any period that it is a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the rate of 1.25% per annum on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that a Defaulting Lender shall not be entitled to receive such fee for any period that it is a Defaulting Lender, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. Participation fees and fronting fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All such fees shall be payable in Dollars.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Revolving Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Each Lender shall give notice to the Administrative Agent by telephone or telecopy as promptly as practicable after determining that the circumstances referred to in paragraph (b) above applicable to such Lender no longer exist, and the Administrative Agent shall give notice to the Borrower and the Lenders by telephone or telecopy as promptly as practicable after the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances giving rise to any notice given by the Administrative Agent pursuant to the preceding sentence no longer exist.

SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank (without duplication of any amounts paid to such Lender pursuant to Section 2.15), as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment (including any prepayment) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Borrower of the loss, cost or expense and of such Lender’s intention to claim compensation therefor.

SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section but excluding Indemnified Taxes or Other Taxes to the extent resulted from the gross negligence, bad faith or wilful misconduct of the Agents, such Lender or the Issuing Banks, as applicable) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f) If the Administrative Agent or any Lender, as the case may be, determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes (a “Tax Refund”), which in the reasonable good faith judgment of the Administrative Agent or such Lender, as the case may be, is allocable to Taxes paid by the Borrower, it shall promptly pay such Tax Refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) plus any interest payable thereon by the relevant Governmental Authority with respect to such refund, net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such Tax Refund; provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information) to the Borrower or any other Person.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time or, in the case of an amount payable in a Local Currency, 1:00 p.m. local time at the place of payment), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York (or, in the case of payments in a Local Currency, such other location as provided below), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business

Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly provided herein with respect to Local Letters of Credit. All payments to be made by the Borrower in a Local Currency pursuant to Section 2.04(k) shall be made in such Local Currency in such funds as may then be customary for the settlement of international transactions in such Local Currency for the account of the Administrative Agent at such time and at such place as shall have been notified by the Administrative Agent to the Borrower by not less than four Business Days’ notice.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans and participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to file any certificate or document reasonably requested by the Borrower or to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing, designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligations to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, (and, if a Revolving Commitment is being assigned, the Issuing Banks and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Currency Fluctuations. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date (i) each Issuing Bank that has outstanding any Local Letter of Credit or LC Disbursement thereunder shall determine the Dollar Amount as of such Calculation Date of each outstanding Local Letter of Credit issued by it or LC Disbursement thereunder, and such Issuing Bank shall notify the Administrative Agent and the Borrower of each Dollar Amount so determined and the relevant Spot Exchange Rate used by it to make such determination, and (ii) the Administrative Agent shall give notice to the Revolving Lenders and the Borrower of the Spot Exchange Rates so determined. The Spot Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and (subject to Section 2.04(k)) shall remain effective until the next succeeding Reset Date.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date and the date of each Borrowing, if there are any Local Letters of Credit then outstanding, the Administrative Agent shall (i) determine the Dollar Equivalent of Local Letters of Credit then outstanding and (ii) notify the Revolving Lenders and the Borrower of the results of such determination and of the resulting total Revolving Exposures.

SECTION 2.19. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000, or (ii) the total Revolving Exposure exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.

The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loans acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interest may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Cargill Subsidiaries (other than any Excluded Cargill Subsidiaries and the Argentina and

India Subsidiaries) is duly organized, validly existing and in good standing (to the extent such concept applies to such entity) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth in Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents, (iii) other consents, approvals, registrations and filings the failure to obtain which would not reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect and (iv) consents, approvals, registrations, filings or any other actions required in connection with the Business Combination which are not yet required to have been obtained but which the Borrower reasonably believes will be obtained by the date such consent, approval, registration, filing or other action is required (“Pending Consents”), (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, except for the Change of Control Offers, and (d) will not result in the creation or imposition of (or any requirement to create or impose) any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders consolidated balance sheet and statements of income, stockholders equity and cash flows (i) for IMC Global, (A) as of and for the fiscal year ended December 31, 2003, reported on by Ernst & Young LLP, independent public accountants, and (B) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2004, certified on behalf of IMC Global by a Financial Officer and (ii) for the Cargill Fertilizer Businesses, (A) as of and for the fiscal year ended May 31, 2004, reported on by KPMG LLP, independent public accountants, and

(B) if available, as of and for the fiscal quarter and the portion of the fiscal year ended August 31, 2004, certified on behalf of the Borrower by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of IMC Global and the Cargill Fertilizer Businesses, respectively, and their consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (i)(B) and (ii) (B) above.

(b) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, none of the Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or material unrealized losses.

(c) There has been no material adverse change in or affecting the business, assets, operations or financial condition of the Borrower, IMC Global, the Cargill Fertilizer Businesses and their respective subsidiaries, taken as a whole, as compared to their combined business, assets, operations and financial condition determined based upon (i) in the case of IMC Global and its subsidiaries, their business, assets, operations and financial condition as of December 31, 2003, and (ii) in the case of the Cargill Fertilizer Businesses (including subsidiaries forming a part thereof), their business, assets, operations and financial condition as of May 31, 2004.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), (ii) which seek to prevent, enjoin or delay consummation of the Business Combination, or impose burdensome conditions to the Business Combination (other than the shareholder litigation described in the proxy statement dated September 17, 2004, filed with the Securities and Exchange Commission in connection with the Business Combination), or (iii) that involve any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) there are no pending, or to the knowledge of the Borrower, threatened claims, actions, suits, proceedings or investigations arising under Environmental Laws (“Environmental Claims”) against or affecting the Borrower or any Subsidiary, and (iii) to the knowledge of the Borrower, there are no facts, circumstances or conditions which would reasonably be expected to form the basis for an Environmental Claim against the Borrower or any Subsidiary.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or where the necessity of compliance therewith is being contested in good faith by appropriate proceedings and the failure to comply therewith pending such contest would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of calculating the Borrower’s financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $80,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of calculating the Borrower’s financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $125,000,000 the fair market value of the assets of all such underfunded Plans. The Borrower has no contingent liability with respect to post-retirement benefits provided by the Borrower or any of its Subsidiaries, other than (i) a liability for the continuation of coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities which will not, individually or in the aggregate, exceed $350,000,000. Neither the Borrower nor any of its Subsidiaries would reasonably be expected to incur a Withdrawal Liability in excess of $20,000,000.

SECTION 3.11. Disclosure. Neither the IMC Debt Consent Solicitation nor any of the other reports, financial statements, certificates and other written information furnished by or on behalf of any Loan Party to any Agent or to the initial Lenders in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) on or prior to the Effective Date, when taken as a whole as of the Effective Date, nor any of the reports, financial statements, certificates and other information required to be furnished pursuant to Article V hereof after the Effective Date, as of the date furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that the Borrower gives no assurance such projections will be realized and that actual results may differ from those in the projected financial information and such differences may be material).

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth, in each case as of the Effective Date, the name of each Cargill Subsidiary (and, in the case of each such Subsidiary that is a Subsidiary Loan Party, the jurisdiction of organization of, and the ownership interest of the Borrower in, each such Subsidiary) and sets forth with respect to each such Cargill Subsidiary whether or not it is (a) a Subsidiary Loan Party, (b) a Foreign Subsidiary or (c) an Excluded Cargill Subsidiary.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Cargill Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of itself and its Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened, except as would not reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as would not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except as would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans (taking into account each Loan Party’s rights and obligations under the Indemnity, Subrogation and Contribution Agreement), (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16. Pledge Agreement. The Pledge Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, such security interest is perfected to the extent required by (and has the priority required by) the Pledge Agreement.

SECTION 3.17. Existing IMC Credit Agreement. The representations contained in the Existing IMC Credit Agreement are true and correct in all material respects (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty was true and correct in all material respects with respect to or as of such specific earlier date).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Agents and the Lenders and dated the Effective Date) of each of (i) Sidley Austin Brown & Wood LLP, U.S. counsel for the Borrower, substantially in the form of Exhibit B-1, and (ii) Richard Mack, Esq., counsel for the Loan Parties, substantially in the form of Exhibit B-2 and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Agents shall have received a completed Perfection Certificate dated the Effective Date and signed on behalf of the Borrower by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Agents that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.06 is in effect.

(h) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, other than those consents or approvals required in order to effect the IMC Debt Amendments and, to the extent applicable, the Pending Consents.

(i) The terms and conditions of all material agreements and transactions to be entered into in connection with the Business Combination (to the extent not expressly provided for in the Merger Agreement) shall be reasonably satisfactory in all material respects to the Administrative Agent. The proposed terms and conditions of the IMC Debt Amendments and all material agreements proposed to be entered into in connection therewith shall be reasonably satisfactory in all material respects to the Administrative Agent. Except for the IMC Debt Amendments, the Transactions shall have been consummated or shall be consummated on the Effective Date in accordance with applicable law and in accordance in all material respects with the Merger Agreement and other agreements relating thereto (without giving effect to any amendments or waivers to or of the Merger Agreement or such other agreements, except any such amendments or waivers with respect to which notice has been provided to the Administrative Agent at least one Business Day prior to the date of execution and delivery of this Agreement).

(j) The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for each of IMC Global and the Cargill Fertilizer Businesses for the three most recently completed fiscal years and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of IMC Global for the fiscal quarter ended June 30, 2004, and, if available, of the Cargill Fertilizer Businesses for the fiscal quarter ended August 31, 2004 (and comparable periods for the prior fiscal year), which financial statements described in clauses (i) and (ii) shall not be materially inconsistent with the financial statements provided to the Administrative Agent prior to the execution and delivery of this Agreement.

(k) The Administrative Agent shall have received a pro forma combined consolidated and consolidating balance sheet of the Borrower as of May 31, 2004, after giving effect to the Transactions and the other transactions contemplated hereby as if they had occurred on such date, which balance sheet shall not be materially inconsistent with the forecasts provided to the Administrative Agent prior to the execution and delivery of this Agreement.

(l) The Administrative Agent shall be reasonably satisfied as to the amount and nature of any material contingent liabilities (including but not limited to Environmental Liabilities and employee health and safety exposures) to which the Borrower and its Subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower and its Subsidiaries with respect thereto.

(m) All requisite material Governmental Authorities and third parties shall have approved or consented to the Transactions (other than those approvals or consents required in order to effect the IMC Debt Amendments and, to the extent applicable, the Pending Consents) and the other transactions contemplated hereby to the extent required, all applicable waiting or appeal periods (including any extensions thereof) shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose material burdensome conditions on the Transactions or the other transactions contemplated hereby.

(n) After giving effect to the Transactions, the Borrower and its Subsidiaries shall not have any Indebtedness except (i) Indebtedness incurred under this Agreement, (ii) Indebtedness under the Existing IMC Credit Agreement, (iii) Indebtedness of the IMC Subsidiaries outstanding immediately prior to the Effective Date that is permitted by the Existing IMC Credit Agreement and (iv) the Indebtedness identified in Schedule 6.01.

(o) The Administrative Agent shall have received all documentation and other information requested by it to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including the USA Patriot Act.

(p) The Existing IMC Credit Agreement shall have been amended to permit the Business Combination and any related transactions, and the terms and conditions of such amendments and all agreements entered into in connection therewith shall be reasonably satisfactory in all material respects to the Administrative Agent.

(q) The Lenders shall be reasonably satisfied with the Borrower’s liquidity as of the Effective Date, taking into account current assets and current liabilities, in light of any likely working capital adjustment which may be required to be paid by the Borrower to Cargill as contemplated by the Merger Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 6:00 p.m., New York City time, on October 22, 2004, and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (and promptly following receipt thereof, the Administrative Agent will furnish to each Lender):

(a) promptly when available and in any event within 95 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by one or more independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except that, if different components of such consolidated financial statements are separately audited by different independent public accountants, then the audit report of any such accountants may contain a qualification or exception as to the scope of such audit insofar as it is limited to the specified component of such consolidated financial statements, provided that all components of such consolidated financial statements are audited and reported on) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) promptly when available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified on behalf of the Borrower by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause(a) or (b) above, a certificate on behalf of the Borrower of a Financial Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Any report, proxy statements or other material required to be delivered pursuant to clause (d) of this Section shall be deemed to have been furnished to each of the Administrative Agent and the Lenders on the date that such report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that the Borrower will furnish paper copies of such reports, proxy statements and materials to any Lender that requests, by notice to the Borrower, that the Borrower do so, until the Borrower receives notice from such Lender to cease delivering such paper copies.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default (or any “Default” under, and as defined in, the Existing IMC Credit Agreement);

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $15,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement on behalf of the Borrower of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Cargill Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any conversion, merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale, transfer, lease or other disposition permitted under Section 6.05.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of the Cargill Subsidiaries to, pay its material Indebtedness and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of the Cargill Subsidiaries to, keep and maintain all its property in good working order and condition, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Insurance. The Borrower will, and will cause each of the Cargill Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts, subject to such deductibles and self-insurance retentions (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular business hours and as often as reasonably requested; provided that representatives of the Borrower will have the opportunity to be present at any meeting with its independent accountants.

SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of the Cargill Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans and Swingline Loans will be used for general corporate purposes, including working capital and transaction costs related to the Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued for general corporate purposes.

SECTION 5.10. Additional Cargill Subsidiaries. If any additional Cargill Subsidiary is formed or acquired after the Effective Date (or if any Cargill Subsidiary that was an Excluded Cargill Subsidiary ceases to be an Excluded Cargill Subsidiary), the Borrower will, within three Business Days after such Subsidiary is formed or acquired (or after such Subsidiary ceases to be an Excluded Cargill Subsidiary), notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.11. Further Assurances. The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Agents, from time to time upon request of any Agent, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.12. Compliance with Existing IMC Credit Agreement. The Borrower will cause the IMC Subsidiaries to comply with their obligations under the Existing IMC Credit Agreement and “Loan Documents” (as defined therein), without giving effect to any amendments or waivers that have not been approved by the Required Lenders.

SECTION 5.13. Change of Control Offer. The Borrower will cause IMC Global to conduct the Change of Control Offer so that any payment that may be required in respect thereof is required to be made no earlier than 10 days before the latest date permitted by the High Yield IMC Senior Notes Indentures or such earlier date permitted by the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Cargill Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the date hereof (including Indebtedness to reduce any working capital adjustment as contemplated by Section 9.22 of the Merger Agreement) and set forth in Schedule 6.01 and extensions, renewals, replacements and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any premium or fee payable in connection with such extension, renewal or replacement) or result in an earlier maturity date or decreased weighted average life thereof;

(iii) Indebtedness of the Borrower to any Cargill Subsidiary and of any Cargill Subsidiary to the Borrower or any other Cargill Subsidiary; provided that Indebtedness of any Cargill Subsidiary that is not a Loan Party owing to any Loan Party shall be subject to Section 6.04;

(iv) Guarantees by the Borrower of Indebtedness of any Cargill Subsidiary and by any Cargill Subsidiary of Indebtedness of the Borrower or any other Cargill Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Cargill Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(v) Indebtedness of the Borrower or any Cargill Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $7,000,000 at any time outstanding;

(vi) Indebtedness of the Borrower or any of the Cargill Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is repaid within two Business Days after being incurred;

(vii) unsecured Indebtedness of the Borrower or any of the Cargill Subsidiaries as an account party in respect of letters of credit issued for the account of the Borrower or such Cargill Subsidiary, as the case may be, that either constitute trade letters of credit or are obtained in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business; provided that (A) such Indebtedness is not Guaranteed by any of the Borrower or the Cargill Subsidiaries and (B) any Indebtedness resulting from a drawing under any such letter of credit is repaid within two Business Days after such drawing;

(viii) obligations of the Borrower or any of the Cargill Subsidiaries in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations (other than Indebtedness) arising in the ordinary course of business;

(ix) Indebtedness of Cargill Subsidiaries that are Foreign Subsidiaries in an aggregate principal amount not exceeding $75,000,000 at any time outstanding; and

(x) other Indebtedness in an aggregate principal amount not exceeding $15,000,000 at any time outstanding.

(b) The Borrower will not, nor will it permit any Cargill Subsidiary to, issue any preferred stock or other preferred Equity Interests, except that the Borrower may issue preferred stock that does not constitute a Disqualified Equity Interest. Notwithstanding the foregoing, any Cargill Subsidiary shall be permitted to issue any preferred stock or other preferred Equity Interest directly to the Borrower or any Subsidiary Loan Party, provided that any such preferred stock or other preferred Equity Interest may not be sold, transferred or otherwise disposed of by the Borrower or such Subsidiary Loan Party to any Person (other than the Borrower or a Subsidiary Loan Party) unless (i) after such sale, transfer or other disposition, such Subsidiary shall no longer be a Subsidiary or (ii) the Borrower has received the consent of the Required Lenders prior to any such transfer.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Cargill Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Cargill Subsidiary existing on the date hereof and (in the case of any such Lien on any property or asset of (x) a Foreign Subsidiary securing Indebtedness or (y) a Loan Party) set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Cargill Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien existing on any property or asset acquired after the Effective Date and existing prior to the acquisition thereof by the Borrower or any Cargill Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition, (B) such Lien shall not apply to any other property or assets of the Borrower or any Cargill Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Cargill Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause(v) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(vi) operating leases or subleases (other than with respect to Collateral) entered into in the ordinary course of business by the Borrower or any Cargill Subsidiary, as lessor thereunder, that do not interfere in any material respect with the business of the Borrower and the Cargill Subsidiaries;

(vii) customary restrictions on transfers of assets contained in agreements related to the sale by the Borrower or the Cargill Subsidiaries of such assets pending their sale, provided that such restrictions apply only to the assets to be sold and such sale is permitted hereunder;

(viii) Liens (other than with respect to Collateral) in favor of Governmental Authorities to secure progress or advance payments;

(ix) Liens on property of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted by clause (ix) of Section 6.01(a); and

(x) Liens on property (other than Collateral) securing Indebtedness permitted by clause (x) of Section 6.01(a).

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, nor will it permit any Cargill Subsidiary to, convert or merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may convert or merge into any Cargill Subsidiary in a transaction in which the surviving entity is a Cargill Subsidiary and (if any party to such conversion or merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (iii) any Cargill Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) any Cargill Subsidiary may convert, consolidate or merge with or into any other Person or Persons if (A) after the consummation of such transaction, such Cargill Subsidiary is no longer a Subsidiary and (B) such transaction is permitted by Section 6.05 (it being understood that any such transaction shall be deemed to be a sale of such Subsidiary for the purposes of Section 6.05); provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any Cargill Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Cargill Subsidiaries on the Effective Date (after giving effect to the Business Combination) and businesses reasonably similar, ancillary or related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Cargill Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Cargill Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) Permitted Investments;

(b) investments existing on the date hereof and set forth on Schedule 6.04;

(c) investments by the Borrower and Cargill Subsidiaries in Equity Interests in any Cargill Subsidiary; provided that (i) any such Equity Interests held by a Loan Party (other than any such Equity Interests of an Excluded Cargill Subsidiary) shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to voting Equity Interests of a Foreign Subsidiary referred to in clause (b) of the definition of “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Cargill Subsidiaries that are not Loan Parties (excluding (A) all such investments, loans and advances existing on the Effective Date, and extensions, refinancings, restatements or modifications thereof that do not increase the aggregate amount thereof, (B) loans and advances made in cash that are evidenced by promissory notes pledged pursuant to the Pledge Agreement, provided that the proceeds of such loans and advances are not used to finance an acquisition or other investment not permitted by this Section, and (C) cash investments in Equity Interests in Cargill Subsidiaries that are not Loan Parties made substantially simultaneously with or promptly following receipt of, and in an aggregate amount not exceeding the amount of, a cash distribution received by a Loan Party in respect of any Equity Interests in a Cargill Subsidiary that is not a Loan Party) shall not exceed $15,000,000 at any time outstanding (it being understood that compliance with the limitation set forth in this clause shall be determined based on the amount of cash or fair market value of other assets invested as of the date of investment, without giving effect to any fluctuations in the value of such investment not attributable to dividends, distributions, repayments or redemptions);

(d) loans or advances made by the Borrower to any Cargill Subsidiary and made by any Cargill Subsidiary to the Borrower or any other Cargill Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement and (ii) the amount of such loans and advances made by Loan Parties to Cargill Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause(c) above;

(e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that (i) a Cargill Subsidiary that is not a Loan Party shall not Guarantee any Indebtedness or other obligations of any Loan Party, (ii) a Subsidiary Loan Party shall not Guarantee any Indebtedness or other obligations of a Subsidiary that is not a Loan Party (but the Borrower may Guarantee any Indebtedness of any Cargill Subsidiary);

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(g) investments in joint ventures not exceeding $25,000,000 in the aggregate for all such investments made on or after the Effective Date; provided that (i) the documentation governing any such joint venture does not contain a restriction on distributions to the Borrower or any Cargill Subsidiary and (ii) each such joint venture is engaged only in a business in which the Borrower and the Cargill Subsidiaries would be permitted to engage as provided in Section 6.03(b);

(h) investments received as non-cash consideration in respect of sales, transfers or dispositions permitted by Section 6.05;

(i) accounts receivable arising in the ordinary course of business of the Borrower and the Cargill Subsidiaries;

(j) Swap Agreements permitted under Section 6.07;

(k) loans and advances to officers and employees of the Borrower or the Cargill Subsidiaries consistent with the prior practices of the Cargill Subsidiaries;

(l) Guarantees by the Borrower of Swap Agreements and other obligations incurred by any Cargill Subsidiary in the ordinary course of business;

(m) Guarantees by any Cargill Subsidiary that is a Foreign Subsidiary of any obligations of any of its Subsidiaries; and

(n) other investments made after the Effective Date in an aggregate amount not to exceed $5,000,000.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Cargill Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Cargill Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory, raw materials, supplies and used or surplus equipment, in each case in the ordinary course of business;

(b) sales, transfers and dispositions to the Borrower or a Cargill Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of assets (other than any Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause(c) shall not exceed $10,000,000 during the term of this Agreement;

(d) Permitted Investments for cash consideration;

(e) the leasing, subleasing or licensing of real or personal property (including intellectual property but excluding Collateral) in the ordinary course of business;

(f) transfers and dispositions in the ordinary course of business of inventory or raw materials (or a combination thereof) in exchange for consideration that constitutes inventory or raw materials (or a combination thereof);

(g) transfers and dispositions of interests in real property in exchange for consideration that constitutes interests in real property, permits, easements, utilities, services and other accommodations from any Governmental Authority or other Person; provided that the aggregate fair market value of all interests in real property transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed $5,000,000 for any one transaction or series of related transactions;

(h) sales, transfers and dispositions by the Borrower or any direct or indirect wholly owned Cargill Subsidiary of the Borrower of Equity Interests in any Cargill Subsidiary to (i) the Borrower, (ii) any Subsidiary Loan Party or (iii) the issuer of such Equity Interests, so long as, after the consummation of such sale, transfer or disposition, such issuer is a direct or indirect wholly owned Cargill Subsidiary of the Borrower;

(i) asset swaps in the ordinary course of business that are described in Schedule 6.05; and

(j) sale and leaseback transactions permitted under Section 6.06;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and (other than those permitted by clauses (b), (f), (g), (h) and (i) above) not less than 85% of the consideration therefor (excluding, for this purpose, any such consideration in the form of the assumption by the purchaser of the outstanding principal amount of any Indebtedness of the Borrower or any Cargill Subsidiary related to the assets that are so sold, transferred or otherwise disposed of) shall consist of cash consideration to be received in accordance with normal trade terms.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Cargill Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. The Borrower will not, and will not permit any of the Cargill Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Cargill Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of the Cargill Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Cargill Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness; Synthetic Purchase Agreements. (a) The Borrower will not, nor will it permit any Cargill Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Borrower may make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) repurchases of capital stock of the Borrower deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof and repurchase of capital stock deemed to occur upon the withholding of a portion of the capital stock issued, granted or awarded to an employee or director to pay for the taxes payable by such employee or director upon such issuance, grant or award, (v) if at the time declared no Event of Default has occurred and is continuing, the Borrower may declare and pay dividends with respect to its preferred stock and other preferred Equity Interests issued in accordance with Section 6.01(b) in an amount that will not result in the cumulative amount of all such dividends permitted by this clause (v) paid during the term of this Agreement exceeding $3,000,000, and (vi) any Cargill Subsidiary may purchase or redeem any portion of its Equity Interests, provided that, following any such purchase or redemption, such Cargill Subsidiary is a direct or indirect wholly owned Subsidiary of the Borrower.

(b) The Borrower will not, nor will it permit any Cargill Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary or optional payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any voluntary or optional payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under this Agreement;

(ii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(iv) payments of Indebtedness owing to a Loan Party.

(c) The Borrower will not, nor will it permit any Cargill Subsidiary to, enter into or be party to, or make any payment under, any Synthetic Purchase Agreement.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, nor will it permit any Cargill Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Cargill Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) payment of customary fees to members of the board of directors of the Borrower and the Cargill Subsidiaries, (e) transactions between or among any Cargill Subsidiary and (i) the Borrower or (ii) any other Cargill Subsidiary, in each case as permitted by paragraphs (b), (c), and (d) of Section 6.04, and (g) any transactions permitted by clause (h) of Section 6.05, (h) transactions contemplated by and conducted in accordance with the Transition Services Agreement dated October 22, 2004 between Cargill and the Borrower (the “Transition Services Agreement”), and (i) payment of any working capital adjustment required by Section 9.22 of the Merger Agreement.

SECTION 6.10. Restrictive Agreements. The Borrower will not, nor will it permit any Cargill Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Cargill Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Cargill Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Cargill Subsidiary or to Guarantee Indebtedness of the Borrower or any other Cargill Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any laws, rules or regulations of any Governmental Authority or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition in any material respect), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Cargill Subsidiary pending such sale, provided such restrictions and conditions apply only to the Cargill Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in licenses, governmental permits, leases and other contracts restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to any restriction under an agreement governing Indebtedness of a Foreign Subsidiary incurred in compliance with Section 6.01 if such restriction applies only to assets of such Foreign Subsidiary, and (vii) clause (a) of the foregoing shall not apply to customary provisions in joint venture agreements relating solely to the respective joint venture or the Equity Interests therein.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, nor will it permit any Cargill Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents in a manner that is materially adverse to the interests of the Lenders,(b) any indenture, agreement or other instrument evidencing or governing any Indebtedness identified on Schedule 6.01 in a manner that (taking all such amendments, modifications and waivers as a whole) is adverse to the interests of the Lenders, (c) the Merger Agreement in a manner that (taking all such amendments, modifications and waivers as a whole) is adverse to the interests of the Lenders, or (d) the Transition Services Agreement in a manner that (taking all such amendments, modifications and waivers as a whole) is adverse to the interests of the Lenders.

SECTION 6.12. Capital Expenditures. The Borrower will not permit the aggregate amount of Capital Expenditures made, paid or incurred by the Borrower and the Cargill Subsidiaries during the term of this Agreement to exceed $100,000,000.

SECTION 6.13. Fiscal Periods. The Borrower will cause its fiscal year to end on May 31 of each year and its fiscal quarters to end on the last day of each calendar quarter.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan of such Borrower or any reimbursement obligation of the Borrower in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Cargill Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.09 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Cargill Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any applicable grace period;

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) the Change of Control Offer;

(h) subject to the last paragraph of this Article, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Cargill Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Cargill Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) subject to the last paragraph of this Article, the Borrower or any Cargill Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Cargill Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) subject to the last paragraph of this Article, the Borrower or any Cargill Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (excluding amounts covered by insurance from a credit worthy insurance carrier that is not an Affiliate of the Borrower and has been advised of the claim and has not disclaimed coverage) shall be rendered against the Borrower, any Cargill Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Cargill Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement;

(n) a Change in Control shall occur; or

(o) an “Event of Default” shall occur under (and as defined in) the Existing IMC Credit Agreement (determined without giving effect to any amendment thereto or waiver thereunder that has not been approved by the Required Lenders);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Solely for purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of this Article, any reference in any such clause to any Cargill Subsidiary shall be deemed not to include any Cargill Subsidiary affected by any event or circumstance referred to in any such clause that (i) is not a Subsidiary Loan Party, (ii) does not have consolidated assets (determined on a consolidated basis in accordance with GAAP) representing more than 2% of the consolidated assets of the Borrower and the Cargill Subsidiaries (determined on a consolidated basis in accordance with GAAP, except for exclusion of the IMC Subsidiaries) and (iii) did not, for the most recent period of four consecutive fiscal quarters of the Borrower, have consolidated revenues (determined on a consolidated basis in accordance with GAAP) representing more than 2% of the consolidated revenues of the Borrower and the Cargill Subsidiaries (determined on a consolidated basis in accordance with GAAP, except for the exclusion of the IMC Subsidiaries); provided that if it is necessary to exclude more than one Cargill Subsidiary from clause (h), (i) or (j) of this Article in order to avoid an Event of Default thereunder, all Cargill Subsidiaries affected by any event or circumstance referred to in any of such clauses shall be treated as a single consolidated Cargill Subsidiary for purposes of determining whether the conditions specified in clauses (ii) and (iii) of this paragraph are satisfied.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The provisions of this Article applicable to the Administrative Agent also shall apply to the Collateral Agent, mutatis mutandis.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it in at 12800 Whitewater Drive, Suite 200, Minnetonka, Minnesota 55343, Attention of E. Paul Dunn (Telecopy No. 952-984-0032);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attention of: Shaji Easo (Telecopy No. (713) 750-2932), with a copy to JPMorgan Chase Bank, 270 Park Avenue, 4th Floor, New York 10017, Attention of: Peter Predun (Telecopy No. (212) 270-5100);

(c) if to JPMorgan Chase Bank in its capacity as an Issuing Bank, to JPMorgan Chase Bank, 10420 Highlnd Mn Dr-BL 2, Floor 4, Tampa, FL, 33610, Attention of: Ralph Davis (Telecopy No. (813) 432-5161);

(d) if to the Swingline Lender, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attention of: Shaji Easo (Telecopy No. (713) 750-2892); and

(e) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified (unless otherwise specified herein, therein or in such provision) except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the applicable Agent that is a party thereto and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving

Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (other than with respect to default interest owed pursuant to Section 2.11(c), which shall require the consent of the Required Lenders only), (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or the last sentence of Section 2.07(c) which would alter the pro rata reduction of Revolving Commitments thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release the Borrower or any material Subsidiary Loan Party from its Guarantee under the Guarantee Agreement, or limit its liability in respect of such Guarantee, in each case without the written consent of each Lender or (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, any Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel (as well as local counsel in any jurisdiction other than New York) for the Agents, in connection with their due diligence investigation of the Borrower and the Transactions, the evaluation of the Collateral, the syndication of the credit facility provided for herein, the preparation execution, delivery, enforcement and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (collectively, “Claims”), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby; provided that with respect to Claims arising out of the Business Combination, an Indemnitee shall only be indemnified to the extent such Claims are incurred by or asserted against such Indemnitee as a result of such Indemnitee’s connection to the Loan Documents and the financing contemplated thereby (and not an unrelated activity), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or wilful misconduct of such Indemnitee or (ii) litigation between or among the Lenders or Agents.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank, or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, (i) was incurred by or asserted against such Agent, such Issuing Bank or the Swingline Lender in its capacity as such and (ii) in respect of Extended Letters of Credit issued under Section 2.06(m), was incurred at or prior to the close of business on the date that is five Business Days prior to the Maturity Date. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Revolving Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor and, in the case of any expenses referred to in paragraph (a), upon presentation of invoices or other reasonably detailed statements specifying expenses.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the

Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default described in clause (b) (i) (A) above has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignor or the assignee; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, any Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any of the Agents or Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel, other advisors and any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or the Existing IMC Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of any Loan Party or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Loan Party. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or their respective businesses, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE MOSAIC COMPANY,

By:	/s/ Lawrence W. Stranghoener
	Name:	Lawrence W. Stranghoener
	Title:	Executive Vice President and CFO

JPMORGAN CHASE BANK, individually and as Administrative Agent,

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Vice President

BNP PARIBAS,

by	/s/ Thomas H. Ambrose
	Name:	Thomas H. Ambrose
	Title:	Director

by	/s/ Christine L. Howatt
	Name:	Christine L. Howatt
	Title:	Director

HARRIS TRUST & SAVINGS BANK,

By	/s/ Jennifer Wendrow
	Name:	Jennifer Wendrow
	Title:	Vice President

HSBC BANK USA, NATIONAL BANK,

By	/s/ Melissa Moy
	Name:	Melissa Moy
	Title:	Senior Vice President

STANDARD CHARTERED BANK,

By	/s/ Carolyn Jacobs
	Name:	Carolyn Jacobs
	Title:	Senior Vice President

COOPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH,

By	/s/ Brett Delfino
	Name:	Brett Delfino
	Title:	Executive Director

By	/s/ Thomas Hasenauer
	Name:	Thomas Hasenauer
	Title:	Vice President